Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Gerald J. Wilkins, EVP, Chief Financial Officer
770-353-3313 gwilkins@afce.com
Gary Hunt, VP, Treasurer & Investor Relations
770-353-3033 ghunt@afce.com
Ellen Hartman, VP, Communications
770-353-3152 ehartman@afce.com

AFC Enterprises, Inc. Appoints KPMG LLP as Auditor

ATLANTA, April 19, 2002 /PRNewswire-FirstCall via COMTEX/ — AFC Enterprises, Inc. (Nasdaq: AFCE) today announced that its Board of Directors has appointed KPMG LLP as the company’s independent auditors for fiscal year 2002.

The appointment of KPMG LLP was made after careful consideration by the Board of Directors, its Audit Committee and management of the company, and concludes an extensive evaluation process. The decision to change auditors was not the result of any disagreement between the company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Prior to the selection of KPMG LLP, Arthur Andersen LLP served as AFC’s independent accountants since 1992. “We have the highest regard for AFC’s Arthur Andersen audit team and greatly value the professional services provided by them over the years. Our continued focus on what is in the best interest of AFC and our shareholders drove our decision to retain KPMG as our independent auditors at this time,” said Frank Belatti, Chairman and CEO of AFC Enterprises.

AFC Enterprises, Inc. is the franchisor and operator of 3,857 restaurants, bakeries and cafes in the United States, Puerto Rico and 33 foreign countries under the brand names Church’s Chicken™, Popeyes® Chicken & Biscuits, Cinnabon®, Seattle’s Best Coffee® and Torrefazione Italia® Coffee. AFC’s primary objective is to be the world’s Franchisor of Choice® by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises had system-wide sales of approximately $2.6 billion in 2001 and can be found on the World Wide Web at www.afce.com.

Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brands are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the cost and availability of our principal food products, labor shortages or increased labor costs, our ability to franchise new units and expand our brands, our and our franchisees’ ability to successfully operate existing units and open new units, changes in consumer preferences and demographic trends, competition, general economic, political and regulatory conditions and the risk factors detailed in our Annual Report on Form 10-K for the year ended December 30, 2001 and the other documents we file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made.

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